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EDITED TRANSCRIPT

ANF.N - Q2 2023 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: AUGUST 23, 2023 / 12:30PM GMT

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CORPORATE PARTICIPANTS

Fran Horowitz *Abercrombie & Fitch Co. - CEO & Director*

Mohit Gupta

Scott D. Lipesky *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

CONFERENCE CALL PARTICIPANTS

Alexandra Ann Straton *Morgan Stanley, Research Division - Research Associate*

Corey Tarlowe *Jefferies LLC, Research Division - Equity Analyst*

Dana Lauren Telsey *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Janet Joseph Kloppenburg *JJK Research Associates, Inc. - President*

Marni Shapiro *The Retail Tracker - Co-Founder*

Matthew Robert Boss *JPMorgan Chase & Co, Research Division - MD & Senior Analyst*

Mauricio Serna Vega *UBS Investment Bank, Research Division - Analyst*

Paul Lawrence Lejuez *Citigroup Inc., Research Division - MD and Senior Analyst*

PRESENTATION

Operator

Good day, and welcome to Abercrombie & Fitch Second Quarter Fiscal Year 2023 Earnings Call. Today's conference is being recorded. (Operator Instructions) At this time, I would like to turn the conference over to Mo Gupta. Please go ahead.

Mohit Gupta

Thank you. Good morning, and welcome to our second quarter 2023 earnings call. Joining me today on the call are Fran Horowitz, Chief Executive Officer; and Scott Lipesky, Chief Financial Officer and Chief Operating Officer.

Earlier this morning, we issued our second quarter earnings release, which is available on our website at corporate.abercrombie.com under the Investors section. Also available on our website is in an investor presentation. Please keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mention today. These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission.

In addition, we will be referring to certain non-GAAP financial measures during the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and investor presentation issued earlier this morning.

Finally, references to Abercrombie brands includes our Abercrombie & Fitch and Abercrombie Kids brands and references to Hollister brands includes Hollister, Gilly Hicks and Social Tourist brands. With that, I will turn the call over to Fran.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Thanks, Mo. Good morning, everyone, and thank you for joining us today as we discuss our second quarter results. It was a very busy summer for our global brands and I am pleased to report we delivered both net sales and operating margin above the outlook ranges we provided on our call in late May.

Total net sales grew 16% in Q2, showing improvement across regions, brands and channels. Abercrombie brands continued their strong momentum, delivering a net sales increase of 26%. While Hollister brands made an important return to net sales growth this quarter with a year-over-year increase of 8%. This Hollister return is a result of the comprehensive work the team has done to get closer to our teen customer and evolve the assortment over the past year.

Looking across the company, I am also proud of how we grew, which included both higher unit selling and higher AUR, showing strong product acceptance and value perception. Our sales growth produced meaningful operating leverage and when combined with year-over-year gross profit rate improvement delivered a second quarter operating margin of 9.6%, a significant expansion from a roughly breakeven quarter last year.

Chase is definitely back, and it continues to help us accomplish our strategic goal of keeping inventory tight and current with total inventory finishing 30% lower than second quarter 2022. In what continues to be a dynamic macro environment, our second quarter and first half results show our playbook is working and the customer is choosing our brands. In response, we are raising our full year sales and operating margin outlook, which Scott will expand on shortly.

Diving into some brand color. Abercrombie brands continue to impress and push to new heights, marking the highest second quarter sales for the brand since 2011 and the 10th consecutive quarter of sales growth. The 26% sales growth in the quarter was on top of 5% growth in the second quarter of 2022, exceeding our expectations. We've also seen sales growth continue for Abercrombie brands into early August.

As we shared on our call in May, a deep understanding of our customer allows us to present a compelling assortment through an authentic brand voice and experience. These elements work together to help form long-lasting relationships with our customers. We saw balance in Abercrombie brands grew in the second quarter. Units in AUR were both positive, global traffic and conversion improved and all the regions, channels and genders positively contributed to sales growth.

Both men's and women's posted double-digit sales growth in Q2. In women's, we continued to see strength in pants and dresses as our customer looks for outfits to get them through their workday to their weekend, get away. On the men's side, we saw strength in knit tops and pants, all versatile seasonless products to outfit them for their everyday lives. The current position of the Abercrombie & Fitch brand is a result of years of deep transformational work and focus on executing our playbook to modernize the brand and get back to growth.

It was an especially proud moment from me last month when we opened our new Abercrombie store in Fifth Avenue in New York City. The updated store design, the range of products and the omnichannel experience truly showcase the evolution and strength of the brand and demonstrate who we are today. We are happy to bring our updated brand expression in Fifth Avenue and we look forward to opening more stores around the world in the months to come.

Our second quarter milestones continued with Hollister brands, where we returned to growth with an 8% sales improvement over last year exceeding our internal expectations in a challenging environment for our teen customers. We see this quarter as a key proof point, validating months of work by our team to evolve the brand positioning and the assortment. Consistent with the first quarter, we drove a healthier, more profitable business with gross profit rate improvement on higher AUR and lower freight costs and significantly lower year-over-year inventory levels, down more than total company average. With clean current inventory, we control the promotional calendar and reduced discounts in the second quarter, further supporting gross profit rate expansion from last year.

On the product, which was developed using months of research and testing, second quarter selling was driven by customer response to a more balanced assortment. We saw strong conversion in women from purposeful distortions to dresses non-denim bottoms and seasonal tops, while in men's, we also saw our progress across tops and non-denim bottoms. We enter the second half with our assortment tightly aligned with our teen's need to represent who they are becoming and we are fully in chase mode across genders to quickly deliver more of what's working.

Beyond the assortment, we're also bringing updated brand voice to Hollister, highlighting changes in the product while continuing to use social media to present the brand authentically. We have a number of digital campaigns planned throughout the fall that will further amplify the current projection of the brand. We know the teen customer is deeply connected through digital, but the store experience is just as important, if not more

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so, for this customer. As we've shared previously, about 2/3 of Hollister's 2022 sales were in store and the store channel was an area of strength for us in the second quarter.

As we look to fall, we're happy to see sales growth continue for Hollister Brands into early August. We've seen nice traffic and conversion improvements across channels that tell us the customer is ready to shop, and we believe we are well positioned to engage with them. We're optimistic that we can deliver sales growth for the remainder of the year, and that growth is embedded in our updated outlook.

Shifting to our regional performance. We saw the strongest Q2 results in the Americas with 19% sales growth. Outside the Americas, both regions contributed to second quarter sales, delivering 4% growth in EMEA and 18% growth in APAC. Both brands also saw sales growth across regions, an important milestone we were targeting for 2023.

In EMEA and APAC, we benefited from the product evolution and distortion in both Hollister and Abercrombie brands. We've organized around a regional operating model that provides better support for our local customer, and through the first half, our regional teams made sizable resets to our foundation in terms of pricing, promotions, along with depth and timing of seasonal inventory. We believe this regional operating model is a key growth enabler moving forward.

We've achieved so much this quarter and first half of 2023 and believe our results demonstrate strong execution in a highly dynamic macro environment as we remain close to the customer and deliver relentless -- deliver relevant assortments for their lifestyle needs, they continue to choose our brands. We delivered growth and profit expansion while balancing inventory and making the strategic investments we believe are critical to achieve our Always Forward Plan and position the company for long-term success.

I'll now turn it over to Scott to give you some additional detail on the quarter and our updated financial outlook for 2023.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Thanks, Fran. One item to note before I speak to the second quarter and our updated full year outlook. During the second quarter of 2023, we've evolved our operating model and structure to better leverage the knowledge and experience of our regional teams to enable global growth. With these moves, our segment reporting will shift to be geographically focused on 3 regions: the Americas, EMEA and APAC. Our second quarter 10-Q will show additional disclosures in our financial statement footnotes.

Now on to second quarter results. We delivered a strong quarter on the top line with total net sales of $935 million up 16% to last year. Comparable sales for the quarter were up 13%. We saw year-over-year sales gains improve each month as the second quarter progressed, driving results above the expectations we shared in May.

On a regional basis, the Americas led the way with 19% growth. We saw sales inflect to the positive in EMEA with 4% growth over last year. In APAC, we continue to benefit from the China reopening, delivering 18% growth. Looking at the brand, Abercrombie Brands delivered 26% growth and Hollister brands grew 8% off the second quarter of 2022, where we saw the teen market and our performance take a step back.

For Abercrombie brands, growth was consistent across genders, while the women's business led the way in Hollister brands.

Moving on to gross profit. Our rate for the quarter was 62.5% compared to 57.9% in 2022. There were several key drivers of the 460 basis point improvement. First, we saw approximately 400 basis points contribution from better-than-expected AUR driven by a higher mix of Abercrombie business to the total, lower promotional activity and some ticket benefits in Abercrombie.

Second, we saw a freight benefit of approximately 340 basis points. Finally, these benefits were offset by higher cotton costs, impacting the rate by around 180 basis points and 60 basis points from adverse impact from foreign currency. The net benefit from freight and cotton for Q2 was approximately 160 basis points, in line with the expectations going into the quarter and consistent with our full year estimated benefit of approximately 250 basis points.

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The supply chain is in a good place with freight cost, shipping times and performance significantly better than last year. With a functioning supply chain, we can once again run the business the way we would like, leveraging Chase to read and react and drive inventory receipts. Our inventory for the quarter was down 30% to last year, and both brands and all regions are leveraging our Chase capabilities.

We continue to expect to finish the third quarter with inventories lower than last year. At year-end, we expect to be flat to down to last year. Operating expense, excluding other operating income, was $497 million compared to adjusted operating expense of $465 million last year. We had no exclusions this year and excluded $2 million of pretax asset impairment charges last year. The year-over-year expense increase was driven by inflation, investments in digital and technology and higher incentive-based compensation. With higher-than-expected sales, we saw improved expense leverage in the quarter with operating expense representing 53.2% of sales this year compared to 58% last year.

Operating income was $90 million compared to approximately breakeven last year. Operating income exceeded our expectations, driven by the combination of higher sales, a better-than-expected gross profit rate and improved expense leverage. Net income per diluted share was $1.10 compared to an adjusted net loss per share of $0.30 last year.

On the balance sheet, we ended the quarter with cash of $617 million and liquidity of $974 million. For the first half of 2023, we had operating cash flow of approximately $216 million and capital expenditures of approximately $90 million. We ended the second quarter with 759 stores. Based on the first half results and a solid start to August for both Abercrombie and Hollister brands, we are increasing our full year outlook. This updated full year outlook replaces all previous guidance.

For the full year, we expect net sales growth of around 10% from the 2022 level of approximately $3.7 billion. This is up to our previous outlook of up 2% to 4% due to outperformance in the second quarter and our current expectations for the second half. We continue to expect the 53rd week to contribute approximately $45 million to fiscal 2023.

For stores, we expect approximately 35 new stores, 20 combined remodels and right sizes and 30 closures. For operating margin, we expect to be in the range of 8% to 9%, up from our previous outlook of 5% to 6%, with the increase driven by higher expectations for gross profit rate expansion on higher AUR and improved expense leverage on higher sales. We continue to expect a net benefit from freight and cotton of approximately 250 basis points for the full year. We expect an effective tax rate in the low to mid-30s compared to our previous expectation of high 30s due to higher expected profitability levels, and we continue to expect CapEx of approximately $160 million.

For the third quarter of 2023, we expect net sales to be up low double digits compared to fiscal third quarter 2022 level of $880 million. Embedded in the outlook is the assumption that we see year-over-year growth across regions and brands with Abercrombie brands continuing to outperform Hollister brands. The outlook also assumes that total sales growth compared to 2021 remains consistent with the trend we saw in the first and second quarter.

For operating margin, we expect to be in a range of 8% to 10% compared to an adjusted operating margin of 2.4% last year. We expect the year-over-year improvement to be driven by a higher gross profit rate on lower freight costs and higher AURs on healthy inventory and lower promotions as well as expense leverage on higher sales.

Finally, we expect an effective tax rate in the mid-30s. To close it out, we had a strong first half of the year, and we believe each region and brand is in a position to deliver year-over-year sales growth in the back half. We are pleased with the balance sheet and cash flow generated in the first half of 2023 and we plan to remain on offense as we move through back-to-school into holiday as we expect to open stores, execute against key marketing campaigns and leverage Chase to drive improved product acceptance. And with that, operator, we're ready for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) The first question comes from Corey Tarlowe Jefferies.

Corey Tarlowe - *Jefferies LLC, Research Division - Equity Analyst*

Great. I wanted to start with the really impressive momentum that you've seen at Abercrombie. What maybe surprised you to the upside as you thought about where you initially thought the brand would be coming into this quarter and where it actually ended the quarter? And then you also made some positive commentary on Abercrombie specifically into back-to-school. Is there anything Fran that you're seeing that you might want to call out from either a trend perspective that you think is worth noting?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

So yes, it's so exciting to see the momentum continue with A&F. As a reminder, it's our 10th consecutive quarter of growth and it really is the culmination of years of hard work. The playbook is working. We've talked about it before, but we are no longer a jeans and T-shirt brand. We certainly are a lifestyle brand today. And what's driving this win is several categories. I mean, the pants is a newer business for us, and we have a great franchise going there. Our dress business continues, our YPB franchise, really exciting is that the men's business is also now comping very, very nicely. It's exciting to see him back and noticing our business as well.

Back-to-school, specifically any trends that we're seeing. The good news is, is that the bottoms business is more than denim. We came out of Q2 last year really kind of focused on our assortments. The team got to work. And there are a lot of things happening from cargo pants to knit bottoms to wider jean legs. So that's what we're seeing in the current business.

Corey Tarlowe - *Jefferies LLC, Research Division - Equity Analyst*

That's great. And then, Scott, just on AUR, it seems like we've seen some really nice momentum with AUR. How are you thinking about how the AUR should trend versus what you saw in the first half of this year and in the second half?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. We did see some great momentum coming through the first half. As coming into the second quarter, we weren't expecting much AUR, we were able to get some. It really came from a few different places. One, just that Abercrombie business outperforming higher AUR than Hollister, so we get a nice mix benefit there. And then we got to that real key pivot point for Hollister, where we lapped that fall off from last year. And we didn't chase any volume with promotions. So we were able to raise that AUR up year-over-year for Hollister and just run a healthier business, something that we talked about in Q1 also.

As we think about second half at this point, we feel like we have some more AUR to go get out there specifically in Hollister, I would say, where we had a lot of promotions last year, really getting out of that inventory once that trend fell off there in Q2. So that's where we're focused. We have lean inventory, down 30 coming into Q3, we're current across brands and regions. So that puts us in the best position to pull off promotions in the future.

Operator

The next question comes from Dana Telsey with Telsey Advisory Group.

Dana Lauren Telsey - *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Congratulations on a terrific quarter. This year, you achieved -- this year, you're achieving that operating margin basically of around 8% or so. And when I think about the 2025 target, the target for the operating margin was right around 8%. So this year, 8% to 9%, obviously, and this 2025 target

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was 8%. How much of what you have now is sticky. So could that 8% 2025 target have the opportunity to reach the long-term target of 10% as we go on this journey?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Dana, great question. And it's nice sitting here today in the middle of the year to put that 8% to 9% out there for the full year. When we zoom out and look back at 2022, we had a lot of assumptions. It was pretty tumultuous time back in 2022 when we set these targets. And we needed to get some freight and cotton back into the mix. And we weren't sure how quickly that would come Obviously, we've seen freight come back in pretty quickly as that market really has come back to almost the 2019 levels. And as we think about cotton, that's something in the future for us. So Sitting here today, we feel good. We're growing the business. We are getting the cost back into the business, and we're starting to leverage that OpEx, which is really exciting. All key parts of the formula to get us to that 2025 number.

We're not going to talk about 2024 and 2025 at this point, a lot of water to go under the bridge here this year. But we want to make these changes sticky. We want freight to be sticky. That's a little out of our control. Hopefully, cotton is next. And Fran, we talked a little bit about AURs a second ago. But coming to this year, we both talked a lot about holding those AURs, maybe growing them a little bit. Puts us in a really nice position long term from a gross margin perspective. So we've been able to do that. We've been able to grow those gross margins. So sitting here today, we feel good about those targets still. And again, nice to put that 8% to 9% out for this year.

Dana Lauren Telsey - *Telsey Advisory Group LLC - CEO & Chief Research Officer*

Got it. And then, Fran, just on Hollister, with the improvement in Hollister, I think it was the first positive sales since the fourth quarter of '21 or whatever. What are you seeing there? How do you think of the progression to holiday? And just overall, how is back-to-school trending?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Sure, Dana. So I'm very excited and very proud of the team on what we're seeing. So last Q2, to your point, we saw a significant step back for ourselves and many of the other teen retailers. We really took an introspection and said, is it us? Is it macro? And where we landed was that we owned a lot of where we were. The team got to work and I would say, got back to being closer to their customer and really understood how to evolve their assortments. The best news as Scott mentioned, supply chain is back and one of the best tools that we have is Chase and reading reacting, and that's what the team has been up to all year.

So our assortment for back-to-school are very evolved. They're also very known, which is a great thing for us. Our expectation as we head into the back half is to continue to see growth in Hollister.

Operator

The next question comes from Matthew Boss with JPMorgan.

Matthew Robert Boss - *JPMorgan Chase & Co, Research Division - MD & Senior Analyst*

Congrats on a really nice quarter. So Fran, given the magnitude of the performance at Abercrombie that you continue to see, I guess, could you just speak to what you see driving the sustained momentum at this brand? And how best to think about market share new customer acquisition? And then just relative to a year ago, maybe Scott, could you speak to the supply chain broadly, inventory levels into the back half? And just your ability to chase trends across both concepts this year relative to the same time last year.

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Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Thanks, Matt. So I'll kick this one off. So it is very exciting, and I like your word magnitude. It's nice to see this momentum continue and grow for that matter. It is the 10th consecutive quarter of growth that we have seen. And the consumer is really responding to what we're doing. We're no longer a jeans and T-shirt business. We really have expanded into a lot of new categories. So this young millennial can now wear this brand from work to their weekend getaway, and that's a great example, now of where we're seeing that extension of categories. We have in women's, a pant franchise called Sloane. It's all over TikTok. Women are loving that pant. We're offering it in many different fabrics and iterations. Our dress business has become a real destination. We have a best dress guest collection that continues to grow year-over-year. She's coming to us for those important wearing occasions now from all of her social things that she's out and out going to and the men's business.

We got that back. So we started with women's as a focus and now we've gotten the men's business moving again, too. So our expectation, you asked the second part of your question is about Chase. This Abercrombie business is very chaseable now with the supply chain where it is. We've got a very strong sourcing and supply team where they're very agile. They work with the teams every week, respond to the business and can chase into what's working.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. And on the supply chain, Matt, so happy with where we are in supply chain, kind of start at the factories. To Fran's point, we are able to chase. There's capacity out there in the factories, which is nice for us to be able to run a lean inventory business. We need that capacity and be able to be fast. Then when you think about transportation, inbound, the ocean sailings are better than they have been in years. Timing is better. Fulfillment rates are better. And then even when you get on the ground here in the U.S., there's been some really good activity with a lot of the union settling, whether it was rail, most recently with UPS, West Coast ports. So a lot of good news that just equal stability, hopefully, in the supply chain. And if we have stability, that means we can chase and that's how we want to run the business. So very happy with where we sit today.

Operator

The next question comes from Marni Shapiro with The Retail Tracker.

Marni Shapiro - *The Retail Tracker - Co-Founder*

Congrats on an amazing quarter. Stores look fantastic. It's very exciting. Can you touch a little bit on the marketing side of the business? Because Fran, you touched on the Sloane pant on TikTok. You guys are everywhere these days, and it's impressive. Can you talk a little bit about what that spend should look like for the back half of the year? And are you getting new and lapsed chapters back to the brand? I'm curious the little insights there.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Sure. Marni, yes, so as far as marketing goes, I'm really proud. I said this all the time, but we really -- our marketing team is really leading in their -- as you say, we are seeing us everywhere. So in Hollister, we've actually evolved our brand positioning very nicely, and you're seeing that in back-to-school, much more focus on the product and a very genuine reflection of who he and she is today for that teen consumer. And marketing for Abercrombie right now, it's truly a machine. We're getting a lot of -- I mean there's a lot of customers out there that are speaking on our behalf and that's the best place to win today. The customer today, you know really responds better to their friends and their -- other customers and they do even to what we're putting out there. So lots of exciting things coming up for the back half. I'll let Scott speak to new and lap shoppers.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. On the spend, I'll start there. Thinking about in the first half, we get around flat year-over-year. That was up in Abercrombie, down in Hollister. We pulled back a little bit on Hollister as we were working on the brand positioning, the brand expression as well as the product and then we'll start to ramp up the marketing in the back half for Hollister. We'll continue to press on the gas there for Abercrombie. So we expect marketing in total to be up for the back half across the total company. And then the last piece, new and lapsed shoppers, yes, for Abercrombie. We've talked a lot over the last, call it, year as we've expanded this age group, 22 to 40, let's call it, that's a very large addressable market. So we're trying to reintroduce people to the brand. They haven't been there for a while. We're also -- introducing new customers to the brand that have never shopped with us. So our team, to Fran's point, has done an amazing job finding consumers out there. TikTok has helped, obviously, and we're going to do our share on the side by spending more here in the back half.

Operator

The next question comes from Mauricio Serna with UBS.

Mauricio Serna Vega - *UBS Investment Bank, Research Division - Analyst*

Congratulations on the very strong results. I just wanted to see if you could share with us maybe the sales growth pretty impressive this quarter. Could you maybe break it down and higher level between AUR growth and units. And also wanted to confirm for the store opening, I think you mentioned 35 new stores and 30 closures. So like that is just like a 5 increase. Could you maybe talk about like where -- like that store opening, would that be more skewed towards Abercrombie or Hollister?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

On the store side, we'll be tilted a little bit more towards the Abercrombie side, specifically here in the U.S. We've been seeing great trends obviously in that brand for years now, and we'll continue to press our bets there. On the closure side, it will be a little bit across brands, maybe a little bit tilted towards Hollister. So that's where we said net openers again, and there's also 20 remodels and right sizes in there. So while that's not a new store, it's a new expression for our consumer. So we like that also. So when you add those kind of remodels and right sizes and the openings, we've got about 55 new expressions coming for the consumer, and that's awesome.

On the sales growth side, we saw AUR growth and unit growth a little bit more tilted towards the AUR side in Hollister specifically, since we didn't comp a lot of those promotions from last year. Units were down a little bit, and that was purposeful and AUR was up. And then on Abercrombie, it's both. It's growing units and it's growing AUR. So obviously really like what we're seeing in the Abercrombie brand.

Mauricio Serna Vega - *UBS Investment Bank, Research Division - Analyst*

Got it. And if I just may follow up on the regional performance. Any commentary that you can provide on the EMEA? I mean, it's back to growth, but still like relatively underperforming the other 2 regions, maybe across the market, what are you seeing? And do you expect that trend of U.S. delivering -- sorry, Americas delivering the strongest results in the second half to continue?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. We'll continue to expect Americas to outperform. And it's by far our biggest region, so that's a good thing. Whenever we think about the total company, when we think about the inflection in EMEA for the second quarter, it was a good proof point for us. We've talked a lot over the last 6 to 9 months about that Hollister assortment. The evolution of that assortment and the balancing of that assortment, we knew or we hoped, I guess, I should say, that would help us outside of the U.S., and we saw that in Europe, and that was a good sign that we're making the right moves there

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in Hollister. And then in APAC, obviously, the smallest part of our business, but continuing to see good trends there out of China and Hong Kong. So our goal is to keep that momentum rolling.

Operator

The next question comes from Paul Lejuez with Citi.

Paul Lawrence Lejuez - *Citigroup Inc., Research Division - MD and Senior Analyst*

Scott, I think you said that sales improved each month during the quarter. Curious, if I heard that right, if that was at each brand, each region, maybe you could just clarify that comment and if you've seen further acceleration in August. And then curious about just performance in denim at both brands. I know you said non-denim bottoms. I think we're leading the charge, but curious specifically how denim has performed. And anything else you could share on the China business?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Let's see, where should we start with that, Paul? I'll start in the middle with the denim. So yes, we're pleased with our denim business. But as I mentioned, bottoms is much, much bigger than denim is today. And we had for second quarter, a very strong bottoms business across brands and across genders. So we're excited about what we're seeing there. Within denim, there are things happening. She and He, are both responding to baggier fits and looser denim, the low rise is actually starting to emerge again. So there's still things that are happening that are exciting, but we are really focused on the fact that bottoms are much more than denim today.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Back to the beginning on the sales improvement, yes, we saw sales improve across brands each month as we went through the quarter, had a nice start. It enabled us to take that outlook up for Q2 back sitting there in May, and then we saw some acceleration part of the reason for the outperformance in our second quarter. As we think about August, we haven't given numbers and compare to Q2. But puts us in a position where we feel good enough to put an outlook out there for Q3 of up low double digits and then also raise our outlook for the year there to around 10% on the sales line.

Last piece were thoughts on China. Again, I kind of said it a minute ago, a small part of our business, we're seeing ourselves -- our brands get some share back. It's been a slow return for us coming out of COVID and many others. So we're pleased with that business. Obviously, there's a lot of headlines coming out of China, but all we can do is control what we can control, and that's good balanced assortments, making sure our teams locally distort the assortments, make sure we're setting it at the right times, make sure we're performing well in all the digital platforms in that country, and we feel confident that we're doing those things.

Operator

The next question comes from Janet Kloppenburg with JJK Research.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

Hi, everybody. Can you hear me?

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Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Yes, we can.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

Congratulations to you all. Really nice performance and particularly thrilled to see Hollister inflect. Fran, If you could talk about the performance of Hollister in Europe, particularly and maybe distinguish for the U.K. market where there has been some turbulence and pull back on consumer spending more than expected. And the outlook for that to be sustained. As you said, the Women's is leading the charge like it did at Abercrombie when that turned. And I'm wondering how far behind Men's is? And just lastly, given the success at A&F brand, are there more opportunities for price increases going forward?

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

Okay. So let's start at the top, Janet. So we're excited to see the total Hollister business inflect this past quarter, and that's inclusive of the EMEA market. We saw strength both in U.K. and in Germany, which is where the team was really specifically focused to make sure we turn those 2 first. I know you've been on this journey with us, but we have really evolved this regional operating model over time and put some significant talent in the offices both in London and in Shanghai, and we're excited about seeing them apply these new marketing techniques in those markets as well.

So more to come there, but we're happy to see the inflection in EMEA as well. I didn't mean that men's was far behind women's in Hollister and Abercrombie. What I meant was that when we start to see the businesses turn, we do normally see it turn first with women's and we're excited to see how well that's now proceeded for Abercrombie and our expectation is now to see that continue in guys for Hollister as well.

And regarding the A&F more opportunity for price increases, the way that we're thinking about it is that we are getting our price, our product and our voice experience lined up and the consumer is telling us that because that the prices that we're giving them, they are enjoying for a quality and value perspective. So we do have some of an increased AUR planned for the back half. We came into the year really expecting to hold our AUR and really proud and pleased to see the progress that we've been able to make.

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes. One last thing on Abercrombie. We have no planned ticket increases as we go through the back half. We made some ticket increases in fall of last year, and those have kind of cycled through at this point for Abercrombie, the plan is about maybe mixing up the assortments. We continue to mix up that assortment, sweaters, jackets, I mean there's many things that are working in that brand that were not working years and years ago. So it's really excited to see that. And on top of that, being able to pull off some promotions, we still run promotions strategically and targeted. But if we can soften those a little bit here and there, then it gives us a chance to maybe take that AUR up a little bit more.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

And Scott, could you comment on Hollister's back-to-school trends? I know you said A&F has sustained momentum. What have you said about Hollister in the third quarter today?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Same thing, seeing that nice momentum coming off of June into July, into August. So part of the reason we can take up that outlook here for Q3 and the full year is seeing that Hollister inflection and believing here in the second half.

Janet Joseph Kloppenburg - *JJK Research Associates, Inc. - President*

And that's globally, right? You're seeing momentum improve?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Yes.

Operator

(Operator Instructions) Our next question comes from Alex Straton with Morgan Stanley.

Alexandra Ann Straton - *Morgan Stanley, Research Division - Research Associate*

Fran and scott, congrats on another great quarter. Can you guys just give us a sense perhaps for where the operating margin sits for the 2 brands right now compared to history? And if not that, in aggregate, maybe just any color on how we should think about the difference between the 2 and the opportunity from here, particularly at Hollister?

Scott D. Lipesky - *Abercrombie & Fitch Co. - Executive VP, COO & CFO*

Sure, Alex. I'll grab that one. We don't publish operating margins by brand. But what I would say is the operating margin for Abercrombie is higher than Hollister. We've talked a lot over the past couple of years about our digital business, having a higher operating margin than our store business. And with Abercrombie being much more tilted towards digital that gives that brand a nice edge on operating margins. But we're really pleased about what we're seeing across brands in terms of operating margin. Obviously, taking the outlook up for the year to 8% to 9%, and that's helped from across brands and seeing that cost come in on the product side with freight coming in and hopefully cotton next, that benefits us across brands.

And Fran also talked about store business being solid across the brands and seeing that store business in Hollister, where we have a very high penetration. That's a good thing to help that operating margin for the Hollister brand also. So we feel good with where we're sitting today and optimistic here for the back half.

Operator

I show no further questions at this time. I would now like to turn the call back to Fran for closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co. - CEO & Director*

I just want to thank everyone for joining the call today, and we look forward to providing more updates to all of you soon. Thank you.

Operator

This concludes today's conference call. Thank you for participating. You may now disconnect.

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